Exhibit 10.1

SHARE TRANSFER AGREEMENT

By

Nova Furniture Ltd.

a company incorporated in Samoa

and

Kuka Design Limited

a company incorporated in British Virgin Islands

Dated as of September 23, 2016

SHARE TRANSFER AGREEMENT

This Share Transfer Agreement is made effective as of the 23rd day of September, 2016 by and between Nova Furniture Ltd., a company incorporated in Samoa (the “Nova Samoa” or “Seller”) and Kuka Design Limited, a company incorporated in British Virgin Islands (“Kuka” or “Buyer”). Buyer and Seller are sometimes hereinafter collectively referred to as the “Parties” and each individually as a “Party”.

WHEREAS:

A.          The Seller is the sole owner and shareholder of Nova Furniture Ltd. in BVI,  a company incorporated in British Virgin Islands (“NOVA BVI”); and

B.          The Seller and Nova Furniture Macao Commercial Offshore, Ltd. are both wholly owned subsidiaries of Nova Lifestyle, Inc., a Nevada company listed on NASDAQ Stock Market; and

C.          NOVA BVI is the sole owner and shareholder of Nova Furniture (Dongguan) Co., Ltd. in China (“Nova Dongguan”), and Nova Dongguan owns 100% of Nova Dongguan Chinese Style Furniture Museum (“Nova Museum”) and 90.91% of Dongguan Ding Nuo Household Products Co., Ltd. (“Ding Nuo”, collectively with NOVA BVI, Nova Dongguan and Nova Museum as “NOVA BVI and its subsidiaries”); and

D.         Upon the terms and subject to the conditions set forth in this Agreement, the Seller has agreed to sell all of the issued and outstanding shares of NOVA BVI held by the Seller to the Buyer; and

E.          Upon the terms and subject to the conditions set forth in this Agreement, the Buyer has agreed to purchase all of the issued and outstanding common shares of NOVA BVI from the Seller.

NOW THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, covenant and agree as follows:

1.          DEFINITIONS

1.1          Definitions.  The following terms have the following meanings in this Agreement, unless the context indicates otherwise:

(a)	“Agreement” shall mean this Agreement, and all the exhibits and other documents attached or referred hereto, and all amendments and supplements, if any, hereto;

(b)
“Closing” shall mean the completion of the Transaction, in accordance with Section 7 hereof, at which the Closing Documents shall be exchanged by the parties, except for those documents or other items specifically required to be exchanged at a later time;

(c)
“Closing Date” shall mean a date mutually agreed upon by the parties hereto in writing and in accordance with Section 7 hereof following the satisfaction or waiver by Buyer and Seller of the conditions precedent set out in Section 5 hereof, respectively, provided that such date shall be no later than October 30, 2016 unless mutually agreed to in writing by the Parties;

(d)	“Closing Documents” shall mean the papers, instruments and documents required to be executed and delivered at the Closing pursuant to this Agreement;

(e)
“Liabilities” shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted choate or inchoate, liquidated or unliquidated, secured or unsecured;

(f)
“Taxes” shall mean all international, federal, state, provincial and local income taxes, capital gains taxes, value-added taxes, franchise, personal property and real property taxes, levies, assessments, tariffs, duties (including any customs duties), business license or other fees, sales, use and any other taxes relating to the assets of the designated party or the business of the designated party for all periods up to and including the Closing Date, together with any related charge or amount, including interest, fines, penalties and additions to tax, if any, arising out of tax assessments;

(g)	“Transaction” shall mean the purchase of all of the issued and outstanding shares of NOVA BVI by Buyer from the Seller in consideration as described in section 2.

1.2          Currency.  All references to currency in this Agreement are to United States Dollars, unless expressly stated otherwise.

2.          OFFER, PURCHASE AND SALE OF SHARES

2.1          Offer, Purchase and Sale of Shares.  Subject to the terms and conditions of this Agreement, the Seller hereby covenants and agrees to sell, assign and transfer to Buyer, and Buyer hereby covenants and agrees to purchase from the Seller, all of the issued and outstanding shares of NOVA BVI at the Purchase Price as defined below in section 2.2 of this Agreement. The Buyer understands and agrees that it purchases all the issued and outstanding shares of NOVA BVI which include all the assets and liabilities of NOVA BVI and its subsidiaries.

2.2          Consideration. Parties agree that the aggregate value of all of the issued and outstanding shares of NOVA BVI (the “Shares”) is US$ 8,500,000 (the “Purchase Price”), which value is primarily derived from NOVA BVI’s direct, wholly-owned operating entity Nova Dongguan and Nova Dongguan’s subsidiaries Nova Museum and Ding Nuo.

2.3          Payment of Purchase Price.  The Buyer shall pay the Purchase Price to the bank account below before the Closing Date:

Account Name: Nova Furniture Macao Commercial Offshore, Ltd.

Account Number: xxx-xxx-xxx

Bank: The Hongkong and Shanghai Banking Corp Ltd (HSBC), Macao office

2.4          Closing Date.  The Closing will take place, subject to the terms and conditions of this Agreement, on the Closing Date.

3.          REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article 3 are true and correct as of the date hereof:

3.1          Organization of NOVA BVI and its subsidiaries.

(a)
NOVA BVI and its subsidiaries are corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each has the requisite corporate power and authority to own, lease and carry on its business as now being conducted. NOVA BVI and its subsidiaries are duly qualified to do business and are in good standing as foreign corporations in each of the jurisdictions in which they own property, lease property, do business.

(b)
All of the issued and outstanding shares of NOVA BVI have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to preemptive rights and were issued in full compliance with the laws of the British Virgin Islands. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating NOVA BVI to issue any additional shares of NOVA BVI.

(c)
The issued and outstanding shares of each of NOVA BVI’s subsidiaries have been duly authorized, are validly issued, were not issued in violation of any pre-emptive rights and are fully paid and non-assessable, are not subject to preemptive rights and were issued in full compliance with all applicable laws. There are no outstanding options, warrants, subscriptions, conversion rights, or other rights, agreements, or commitments obligating NOVA BVI or any of its subsidiaries to issue any additional common stock of any of NOVA BVI’s subsidiaries, or any other securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire any shares of the common stock of any of NOVA BVI’s subsidiaries.

3.2          Ownership of Equity.  Seller (i) has good and valid title to and beneficial ownership of the number of shares of capital stock of NOVA BVI free and clear of all liens, pledges, security interests and encumbrances, (ii) has not granted any option, warrant or other right in or to any of the Shares, and (iii) is not a party to any voting trust, voting agreement or shareholder agreement with respect to the Shares.

3.3          Authority.  Seller has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Seller Documents”) to be signed by Seller and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Seller Documents by Seller and the consummation by Seller of the transactions contemplated hereby have been duly authorized by its board of directors and approved by the shareholder of the Seller. This Agreement has been, and the other Seller Documents when executed and delivered by Seller as contemplated by this Agreement will be, duly executed and delivered by Seller and this Agreement is, and the other Seller Documents when executed and delivered by Seller, as contemplated hereby will be, valid and binding obligations of Seller enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

3.4          Legal Proceedings. There are no suits, actions, claims, proceedings or investigations pending or, to the knowledge of Seller, threatened against, relating to or involving any Seller or NOVA BVI that would or would reasonably be expected to impair the ability of Seller or NOVA BVI to perform its respective obligations hereunder or prevent or delay the consummation of the Transaction.

3.5          Non-Contravention.  Neither the execution, delivery and performance of this Agreement, nor the consummation of the Transaction, will:

(a)
conflict with, result in a violation of, cause a default under (with or without notice, lapse of time or both) or give rise to a right of termination, amendment, cancellation or acceleration of any obligation contained in or the loss of any material benefit under, or result in the creation of any lien, security interest, charge or encumbrance upon any of the material properties or assets of NOVA BVI and its subsidiaries under any term, condition or provision of any loan or credit agreement, note, debenture, bond, mortgage, indenture, lease or other agreement, instrument, permit, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to NOVA BVI or any of its subsidiaries, or any of their respective material property or assets;

(b)	violate any provision of the Articles of Incorporation, Bylaws or any other documents of NOVA BVI or any of its subsidiaries or any applicable laws; or

(c)
violate any order, writ, injunction, decree, statute, rule, or regulation of any court or governmental or regulatory authority applicable to NOVA BVI or its subsidiaries or any of their respective material property or assets.

3.6          Actions and Proceedings.  There is no basis for and there is no action, suit, judgment, claim, demand or proceeding outstanding or pending, or threatened against or affecting NOVA BVI and its subsidiaries that, if adversely resolved or determined, would have a material adverse effect on the business, operations, assets and properties of NOVA BVI and its subsidiaries taken as a whole (a “Material Adverse Effect”). There is no reasonable basis for any claim or action that, based upon the likelihood of its being asserted and its success if asserted, would have such a Material Adverse Effect.

3.7          Compliance.

(a)
Each of NOVA BVI and its subsidiaries is in compliance with, is not in default or violation in any material respect under, and has not been charged with or received any notice at any time of any material violation of any statute, law, ordinance, regulation, rule, decree or other applicable regulation to its business or operations;

(b)
None of NOVA BVI and its subsidiaries is subject to any judgment, order or decree entered in any lawsuit or proceeding applicable to its business and operations that would constitute a Material Adverse Effect;

(c)
NOVA BVI and its subsidiaries has operated in material compliance with all laws, rules, statutes, ordinances, orders and regulations applicable to its business.  None of NOVA BVI or its subsidiaries has received any notice of any violation thereof, nor is aware of a valid basis therefore.

3.8          Tax Matters.

(a)
None of NOVA BVI and its subsidiaries are presently under (nor have any of them received notice of any contemplated) investigation or audit by any regulatory or governmental agency or body or any foreign or state taxing authority concerning any fiscal year or period ended prior to the date hereof;

(b)	To the Seller’s knowledge, there are no liens for Taxes upon any of the assets of NOVA BVI and its subsidiaries, except for liens for Taxes not yet due and payable.

(c)	NOVA BVI and its subsidiaries have paid, or made provision for the payment of, all material Taxes required to be paid with respect to their businesses and assets.

3.9          No Brokers.  None of NOVA BVI, NOVA BVI’s subsidiaries or Seller has incurred any obligation or liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the Transaction contemplated by this Agreement

4.          REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article 4 are true and correct as of the date hereof:

4.1          Organization and Good Standing.  Buyer is duly incorporated, organized, validly existing and in good standing under the laws of Hong Kong and has all requisite corporate power and authority to own, lease and carry on its business as now being conducted.

4.2          Authority.  Buyer has all requisite corporate power and authority to execute and deliver this Agreement and any other document contemplated by this Agreement (collectively, the “Buyer Documents”) to be signed by Buyer and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of each of the Buyer Documents by Buyer and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by its board of directors and approved by the shareholder of the Buyer. This Agreement has been, and the other Buyer Documents when executed and delivered by Buyer as contemplated by this Agreement will be, duly executed and delivered by Buyer and this Agreement is, and the other Buyer Documents when executed and delivered by Buyer, as contemplated hereby will be, valid and binding obligations of Buyer enforceable in accordance with their respective terms, except:

(a)	as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally;

(b)	as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and

(c)	as limited by public policy.

4.3          Information Concerning the Company.  Buyer is solely responsible for conducting its own due diligence with respect to NOVA BVI and its subsidiaries’ liabilities and for gathering enough information upon which to base a decision in purchasing the Shares.  Buyer acknowledges that Seller has not made any representations with respect to NOVA BVI and its subsidiaries or their status or as to the value or merit of an investment in the Shares, except as explicitly stated in this Agreement. Buyer understands that NOVA BVI and its subsidies are sold “AS IS, WHERE IS”, without any representation or warranty except as explicitly stated in this Agreement.

4.4          Non-Contravention; Buyers’ Consents. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not:

(a)
violate, or result in a breach of, or constitute an occurrence of default under any provision of, result in the acceleration or cancellation of any obligation under, or give rise to a right by any third party to terminate or amend its obligations under, any contract to which Buyer is a party or by which it or its assets or properties are bound, or result in the creation of any encumbrance upon any of its assets or properties, which violation, breach, default or encumbrance would individually or in the aggregate be material to Buyer or materially impair or delay or prevent the consummation of the transactions contemplated hereby,

(b)	violate any applicable Law of any governmental body having jurisdiction over Buyer, which violation would individually or in the aggregate be materially adverse to Buyer, or

(c)
require the consent, authorization, order or approval of, filing or registration with, or waiver of any right of first refusal or first offer from, any governmental body or any third party, that has not been obtained, except as would not individually or in the aggregate be materially adverse to Buyer.

4.5          Litigation.  There are no actions, suits, claims, investigations or other legal proceedings pending or, to the knowledge of Buyer, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

4.6          Compliance with Laws. The Buyer is in material compliance with all laws and regulations of or from any governmental body applicable to its business and assets.

4.7          No Brokers.  Buyer has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions or finder’s fees in connection with the Transaction contemplated by this Agreement.

5.          CLOSING CONDITIONS

5.1          Conditions Precedent to Closing by Buyer.  The obligation of Buyer to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 7. The Closing of the Transaction contemplated by this Agreement will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of Buyer and may be waived by Buyer in its sole discretion.

(a)
Representations and Warranties. The representations and warranties of the Seller set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date.

(b)
Performance. All of the covenants and obligations that the Seller are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)
Transaction Documents. This Agreement and all other documents necessary to consummate the Transaction, all in form and substance reasonably satisfactory to Buyer, will have been executed and delivered to Buyer.

(d)	No Material Adverse Change. No Material Adverse Effect will have occurred since the date of this Agreement.

(e)	Surrender of Shares. Seller shall surrender all of the issued and outstanding shares of NOVA BVI to Buyer endorsed in blank for transfer from Seller to Buyer.

5.2          Conditions Precedent to Closing by Seller.  The obligation of the Seller to consummate the Transaction is subject to the satisfaction or written waiver of the conditions set forth below by a date mutually agreed upon by the parties hereto in writing and in accordance with Section 7. The Closing of the Transaction will be deemed to mean a waiver of all conditions to Closing. These conditions precedent are for the benefit of the Seller and may be waived by Seller in their discretion.

(a)
Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement will be true, correct and complete in all respects as of the Closing Date, as though made on and as of the Closing Date.

(b)	Payment of Purchase Price The Purchase Price has been transferred to the bank accounts of the Seller or its designated bank account pursuant to Article 2 of this Agreement.

(c)
Performance. All of the covenants and obligations that the Buyer are required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(d)
Transaction Documents. This Agreement and all other documents necessary to consummate the Transaction, all in form and substance reasonably satisfactory to Seller, will have been executed and delivered to Seller.

6.          ADDITIONAL COVENANTS OF THE PARTIES

6.1          Confidentiality.  All information regarding the business of NOVA BVI and its subsidiaries including, without limitation, financial information that Seller provides to Buyer during its due diligence investigation of NOVA BVI and its subsidiaries will be kept in strict confidence by Buyer and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by Buyer or disclosed to any third party (other than Seller’s professional accounting and legal advisors) without Seller’ prior written consent unless it is required by the law or regulations.

6.2          Conduct of NOVA BVI and its subsidiaries.  From the date of this Agreement to the Closing Date, and except to the extent that Buyer otherwise consents in writing, NOVA BVI and its subsidiaries will operate its business substantially as presently operated and only in the ordinary course and in compliance with all applicable laws, and use its best efforts to preserve its good reputation and present business organization and to preserve its relationships with persons having business dealings with it.

6.3          Existing Liabilities of NOVA BVI and its Subsidiaries.  The Buyer understands it acquires all of the issued and outstanding shares of NOVA BVI and the Buyer agrees to assume all the existing liabilities and responsibilities of NOVA BVI and its subsidiaries, including but not limited to the existing RMB 20 million bank loan owed by Nova Dongguan to Dongguan Rural Credit Cooperatives（東莞农村商业银行）and additional severance payment to employees of Nova Dongguan based on the years of their services to Nova Dongguan upon their termination according to Chinese labor law.

6.4          Notification.  Between the date of this Agreement and the Closing Date, each of the parties to this Agreement will promptly notify the other parties in writing if it becomes aware of any fact or condition that causes or constitutes a material breach of any of its representations and warranties as of the date of this Agreement, if it becomes aware of the occurrence after the date of this Agreement of any fact or condition that would cause or constitute a material breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

6.5          Public Announcements.  Buyer and Seller agree that they will not release or issue any reports or statements or make any public announcements relating to this Agreement or the Transaction contemplated herein without the prior written consent of the other party, except as may be required to comply with applicable laws or regulatory requirements.

7.          CLOSING

7.1          Closing.  The Closing shall take place on the Closing Date at the office of Nova Dongguan or at such other location as agreed to by the parties.

7.2          Closing Deliveries of Seller.  At Closing, Seller will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Buyer:

(a)	copies of the resolutions or consent action adopted by or on behalf of the Board of Directors and the shareholders of Buyer evidencing approval of this Agreement and the Transaction

(b)	A fully executed and completed copy of this Agreement and any other necessary documents, each duly executed by Seller, as required to give effect to the Transaction

(c)	share certificate or equivalent document representing the NOVA BVI Shares;

7.3          Closing Deliveries of Buyer.  At Closing, Buyer will deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to Seller:

(a)	copies of the resolutions or consent action adopted by or on behalf of the Board of Directors and the shareholders of Buyer evidencing approval of this Agreement and the Transaction;

(b)	A fully executed and completed copy of this Agreement and any other necessary documents, each duly executed by Buyer, as required to give effect to the Transaction; and

(c)	evidence of payment of Purchase Price by the Buyer to the bank account in accordance with section 2.3 hereof.

8.          INDEMNIFICATION

Each Party shall indemnify and hold harmless the other Party from and against any and all losses, damages, expenses and liabilities or actions, investigations, inquiries, arbitrations, claims or other proceedings in respect thereof (collectively “Actions”) (Liabilities and Actions are herein collectively referred to as “Losses”), that arise by reason of  representations by such Party in this Agreement being untrue in any material respect or by reason of a breach of any of obligations of such Party under this Agreement. The Buyer shall also indemnify and hold harmless Nova Lifestyle, Inc. and its officers and directors (collectively “Nova US”) from and against any and all the Losses that arise by reason of  representations by the Buyer in this Agreement being untrue in any material respect or by reason of a breach of any of obligations of the Buyer under this Agreement.  Losses include, but are not limited to, all reasonable legal fees, court costs and other expenses incurred in connection with investigating, preparing, defending, paying, settling or compromising any suit in law or equity arising out of this Agreement or for any breach of this Agreement notwithstanding the absence of a final determination as to breaching Party’s obligations to reimburse the other Party or Nova US for such Losses and the possibility that such payments might later be held to have been improper.

9.          TERMINATION

9.1          Termination.  This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by:

(a)	mutual agreement of Buyer and Seller;

(b)
Buyer, if there has been a material breach by the Seller of any material representation, warranty, covenant or agreement set forth in this Agreement that is not cured, to the reasonable satisfaction of Buyer, within ten business days after notice of such breach is given by Buyer;

(c)
Seller, if there has been a material breach by Buyer of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Buyer that is not cured by the breaching party, to the reasonable satisfaction of the Seller, within ten business days after notice of such breach is given by Buyer.

9.2          Effect of Termination.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement will be of no further force or effect, provided, however, that no termination of this Agreement will relieve any party of liability for any breaches of this Agreement that are based on a wrongful refusal or failure to perform any obligations.

10.          MISCELLANEOUS PROVISIONS

10.1          Amendment.  This Agreement may not be amended except by an instrument in writing signed by each of the parties.

10.2          Expenses.  Each party will bear its own costs incurred in connection with the preparation, execution and performance of this Agreement and the Transaction contemplated hereby, including all fees and expenses of its own agents, representatives and accountants.

10.3          Entire Agreement.  This Agreement, the schedules attached hereto and the other documents in connection with this transaction contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior arrangements and understandings, both written and oral, expressed or implied, with respect thereto. Any preceding correspondence or offers are expressly superseded and terminated by this Agreement.

10.4          Notices.  All notices and other communications required or permitted under this Agreement must be in writing and will be deemed given if sent by email, personal delivery, faxed with electronic confirmation of delivery, internationally-recognized express courier or registered or certified mail (return receipt requested), postage prepaid, to the parties at the addresses provided in this Agreement.

All such notices and other communications will be deemed to have been received:

(a)	In the case of email, on the day after the email has been sent;

(b)	in the case of personal delivery, on the date of such delivery;

(c)	in the case of a fax, when the party sending such fax has received electronic confirmation of its delivery;

(d)	in the case of delivery by internationally-recognized express courier, on the third business day following dispatch; and

(e)	in the case of mailing, on the seventh business day following mailing.

10.5          Headings.  The headings contained in this Agreement are for convenience purposes only and will not affect in any way the meaning or interpretation of this Agreement.

10.6          Assignment.  This Agreement may not be assigned (except by operation of law) by any party without the consent of the other parties.

10.7          Governing Law and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any other choice or conflict of law provision that would cause the application of the laws of any other jurisdiction other than New York. Buyer and Seller irrevocably consent to the jurisdiction of the courts of the County of New York, State of New York and of any Federal court located in such county in connection with any action, suit or proceedings arising out of or relating to this Agreement or any action taken or omitted hereunder, and waive personal service of any summons, complaint or other process, and agree that the service thereof may be made by certified or registered mail directed to any or all of the Parties at the addresses listed on the signature pages attached hereto.

10.8          Construction.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

10.9          Gender.  All references to any party will be read with such changes in number and gender as the context or reference requires.

10.10        Counterparts.  This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.11        Effective.  This Agreement becomes effective upon the parties’ execution.

In Witness Whereof, the Parties hereto have executed this Agreement as of the first date written above by the undersigned thereunto duly authorized.

SELLER	BUYER

Nova Furniture Ltd. (Nova Samoa)	Kuka Design Limited

By: ____________________________	By: ____________________________
Name: Thanh H. Lam	Name: GU Jiangsheng
Title:	Title:
Address:	Address: Room 901, 9/F, Easey Commercial Bldg., 253-261 Hennessy Road, Wanchai, Hong Kong
Tel.:	Tel.:
Email:	Email: